Exhibit 10.2

AGREEMENT AMONG LENDERS AND AGENT

This Agreement Among Lenders and Agent, dated as of December 20, 2007, is made by and among iStar Financial Inc., a Maryland corporation (“iStar”), Behringer Harvard RI Lender, LLC, a Delaware limited liability company (“Behringer”), and CSSF Master Fund, LP, a Texas limited partnership (“CSSF”).

W I T N E S S E T H:

WHEREAS, iStar, as holder of Tranche A-1, Behringer, as holder of Tranche B, and CSSF, as holder of portion of Tranche A-2 (collectively, “Initial Lenders”) are, respectively, each a ‘Lender’ under that certain loan in the aggregate amount of up to $60,000,000.00 to Royal Island Bahamas Ltd., a Bahamian company, RIBL US Borrower LLC, a Delaware limited liability company and Royal Island Golf Club Bahamas Ltd., a Bahamian company (collectively, “Initial Borrowers”), pursuant to that certain Credit Agreement of even date herewith (the “Credit Agreement”) by and between Initial Lenders and Initial Borrowers;

WHEREAS, the loan is made in three ‘tranches’, identified in the Credit Agreement as “Tranche A-1”, “Tranche
A-2” and “Tranche B” and the Initial Lenders desire to agree that the tranches will have a priority of payment as between the Lenders as is herein provided;

WHEREAS, iStar, in its capacity as the Agent under the Credit Agreement, and the Lenders further desire to agree to and to evidence certain other understandings between them relating the loan;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1.       Definitions; Conflicts.  All capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the Credit Agreement.  References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement.  Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Agreement” shall mean this Agreement Among Lenders and Agent, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Balloon Payment” shall mean, with respect to the Mortgage Loan, the payment of principal due on its stated maturity date.

“Borrower Related Parties” shall have the meaning assigned such term in Section 10.

“Collection Account” shall mean with respect to each Note, the account in which amounts are segregated (by ledger entries or otherwise) and held for the benefit of the related Holder.

“Credit Agreement” shall have the meaning given in the Recitals hereto.

“Cut-Off Date” shall have the meaning assigned to such term in Section 10(a).

“Event of Default” shall mean an “Event of Default” as defined in the Credit Agreement.

“Loan Fees” shall mean and refer to, as applicable, the Origination Fees, Non-Use Fees, Exit Fees and Extension Fees as such terms are defined under the Credit Agreement.

“Prepayment” shall mean any payment of principal made by the Borrower with respect to the Loan which is received in advance of its scheduled Maturity Date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of the Loan or otherwise.

“Purchase Option Trigger” shall mean and refer to the occurrence of any of the following:  (a) an Event of Default, or (b) any date on or after the date which is six (6) months following the date hereof, without regard to whether any default or Event of Default has occurred.

“Remittance Date” shall have the meaning assigned to such term in Section 4.

“Repurchase Date” shall have the meaning assigned such term in Section 5.

“Tranche A Loans” shall mean and refer to, collectively, the interest of the Tranche A-1 Holder and the Tranche A-2 Holder in the Loan.

“Tranche A-1 Purchase Price” shall mean the sum of the following, without duplication (a) the Tranche A-1 Principal Balance (as of the date of purchase), (b) accrued and unpaid interest on the Tranche A-1 Principal Balance, up to (but excluding) the date of purchase, provided payment is made in good funds by 2:00 p.m. New York local time and (c) except as otherwise provided in this Agreement, the Exit Fee applicable to Tranche A-1.

“Tranche A-2 Purchase Price” shall mean the sum of the following, without duplication (a) the Tranche A-2 Principal Balance (each as of the date of purchase), (b) accrued and unpaid interest on the Tranche A-2 Principal Balance, up to (but excluding) the date of purchase, provided payment is made in good funds by 2:00 p.m. New York local time, and (c) except as otherwise provided in this Agreement, the Exit Fee applicable to Tranche A-2.

“Tranche A-1 Holder” shall mean the initial holder(s) of the Note evidencing Tranche A-1 or any subsequent holder of Tranche A-1.

“Tranche A-2 Holder” shall mean the initial holder(s) of the Note evidencing Tranche A-2 or any subsequent holder of Tranche A-2.

“Tranche B Holder” shall mean the initial holder(s) of the Note evidencing Tranche B or any subsequent holder of Tranche B.

“Tranche A-1 Principal Balance” shall mean, at any time of determination, the initial Tranche A-1 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Tranche A-1 Holder and any reductions in such amount pursuant to Section 3.

“Tranche A-2 Principal Balance” shall mean at any time of determination, the initial Tranche A-2 Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Tranche A-2 Holder and any reductions in such amount pursuant to Section 3.

“Tranche B Holder Repurchase Notice” shall have the meaning assigned such term in Section 5.

“Tranche B Principal Balance” shall mean at any time of determination, the initial Tranche B Principal Balance as set forth in the Mortgage Loan Schedule, less any payments of principal thereon received by the Tranche B Holder and any reductions in such amount pursuant to Section 3.

2.       Loan Fees.  Each of the Loan Fees provided for pursuant to the Credit Agreement shall be payable to the Lenders, pari passu in accordance with each Lender’s Pro Rata Share.  Agent shall deliver (or cause to be delivered) to the Lenders, unless otherwise agreed in writing by the Lenders, all Loan Fees received pursuant to the Credit Agreement, within one (1) Business Day following receipt thereof.

3.       Payments to the Lenders.  (a) Except as otherwise expressly provided herein, so long as no Event of Default has occurred and is continuing, all amounts tendered by the Borrower or otherwise available for payment on the Loan, shall be distributed by the Agent to (i) first, the Agent, to pay for the Administrative Fee, if any, then due and payable, (ii) second, costs and expenses required to be paid to the Agent pursuant to Section 9.2A of the Credit Agreement, (iii) third, costs and expenses required to be paid to the Lenders pursuant to Section 9.2A of the Credit Agreement, pari passu in accordance with each Lender’s Pro Rata Share, and (iv) fourth, to the Lenders pari passu in accordance with each Lender’s Pro Rata Share, in payment of any Loan Fees then due and payable, if any, and (v) fifth, to the Lenders pari passu in accordance with each Lender’s Pro Rata Share, for application first to interest accrued and unpaid and then to any scheduled principal payment (including Balloon Payments) on the Loan and any Prepayment on the Loan, provided however, that notwithstanding the foregoing provision of this 3(a)(iv), with respect to Net Cash from Project Sales received for Release Parcels during the Extension Period (but not as to any such amounts received prior to the commencement of the Extension Period), such funds shall be paid in the following priority: (1) first, to the Tranche A-1 Holder, to be applied in reduction of the Tranche A-1 Principal Balance until such balance is zero, (2) second, to the Tranche A-2 Holder, to be applied in reduction of the Tranche A-2 Principal Balance until such balance is zero, and (3) third, to the Tranche B Holder, to be applied in reduction of the Tranche B Principal Balance until such balance is zero;

(b) Except as otherwise provided herein, following the occurrence, and during the continuance of, an Event of Default, all amounts tendered by the Borrower or otherwise available for payment on the Loan shall be distributed by the Agent in the following order of priority:

(i)            first, to the Agent, to pay for the Administrative Fee, if any, then due and payable,

(ii)           second, costs and expenses required to be paid to the Agent pursuant to Section 9.2A of the Credit Agreement;

(iii)          third, costs and expenses required to be paid to the Lenders pursuant to Section 9.2A of the Credit Agreement pari passu in accordance with each Lender’s Pro Rata Share;

(iv)          fourth, to the Tranche A-1 Holder, in an amount equal to the accrued and unpaid interest (at the non-Default Rate) on the Tranche A-1 Principal Balance;

(v)           fifth, to the Tranche A-2 Holder, in an amount equal to the accrued and unpaid interest (at the non-Default Rate) on the Tranche A-2 Principal Balance;

(vi)          sixth, to the Tranche B Holder, in an amount equal to the accrued and unpaid interest (at the non-Default Rate) on the Tranche B Principal Balance;

(vii)         seventh, to the Tranche A-1 Holder, in an amount equal to any scheduled principal payment (including Balloon Payments) on the Loan and any Prepayment on the Loan, in each case to be applied in reduction of the Tranche A-1 Principal Balance until such balance is zero;

(viii)        eighth, to the Tranche A-2 Holder, in an amount equal to any scheduled principal payment (including Balloon Payments) on the Loan and any Prepayment on the Loan, in each case to be applied in reduction of the Tranche A-2 Principal Balance until such balance is zero;

(ix)           ninth, to the Tranche B Holder, in an amount equal to any scheduled principal payment (including Balloon Payments) on the Loan and any Prepayment on the Loan, in each case to be applied in reduction of the Tranche B Principal Balance until such balance is zero;

(x)            tenth, to the payment of Loan Fees, to the payment of interest accrued and unpaid on the Loan, if any, at the Default Rate, and, if any excess amount is paid by the Borrower, and not otherwise applied in accordance with the foregoing clauses (i) through (x) of this Section 4, in each case to be paid to the Lenders, pari passu based on their respective initial Pro Rata Share.

(c)           Notwithstanding any provision of this Section 4, any other provision herein, or in the Credit Agreement or any other Loan Documents to the contrary, funds payable or paid pursuant to the Recourse Guaranty shall be paid to, and only to, Behringer and neither Agent nor any other Lender shall have any entitlement thereto.  Further and without limitation to the foregoing, none of Behringer’s other rights, whether to payment or otherwise, hereunder or under the Credit Agreement or otherwise, shall be affected by the payment to and/or receipt of any amounts pursuant to the Recourse Guaranty.

4.       Collection Accounts; Payment Procedure.  (a) Pursuant to the terms of this Agreement and the Credit Agreement, the Agent shall establish and maintain the Collection Account or Collection Accounts, as applicable.  Each of the Lenders hereby directs the Agent, in accordance with the priorities set forth in Section 4, and subject to the terms of this Agreement and the Credit Agreement, to deposit or credit into the applicable Collection Account all payments received with respect to the Loan and to remit from the applicable Collection Account for deposit or credit within one Business Day after receipt of such funds (the “Remittance Date”) all payments received with respect to the Loan and allocable to the Lenders, by wire transfer to accounts maintained by each Lender and designated to the Agent in writing.  Amounts on deposit in the Collection Account shall be applied at the times and for the purposes specified in this Agreement and the Credit Agreement.  Each Lender agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly remit such excess to the Agent.  The obligations of each Lender under this Section 7 constitute absolute, unconditional and continuing obligations.

5.       Purchase of Tranche A-1 by Tranche B Holder.  (a) If a Purchase Option Trigger has occurred, the Tranche B Holder shall have the right, in its sole discretion, by written notice to the Agent (a “Tranche B Holder Repurchase Notice”), at any time after the occurrence of a Purchase Option Trigger and prior to the earliest to occur of (a) the cure of the Event of Default which gave rise to the Purchase Option Trigger, or (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the real property Collateral (each, a “Cut-off Date”), to purchase the Tranche A-1 Loan for the Tranche A-1 Purchase Price by delivering a Tranche B Holder Repurchase Notice in accordance with this paragraph prior to a Cut-off Date.  Upon the timely delivery of the Tranche B Holder Repurchase Notice to the other Lenders as hereinabove described, the Tranche A-1 Holder shall sell its interest in the Loan (free and clear of any participation interest therein) for the Tranche A-1 Purchase Price, on a date (the “Repurchase Date”) not less than five (5) Business Days nor more than ninety (90) days after the date of the Tranche B Holder Repurchase Notice; provided that, such Repurchase Date shall be set forth in the Tranche B Holder Repurchase Notice.  Unless the Tranche B Holder’s right to purchase the Tranche A-1 Loan has previously terminated, upon delivery of the Tranache B Holder Repurchase Notice, the Tranche B Holder shall have an obligation to purchase the Tranche A-1 Loan in accordance with the terms of this Agreement.  The Tranche A-1 Purchase Price shall be calculated by the Agent three (3) Business Days prior to the Repurchase Date (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined).  Agent shall give notice to Lenders of the receipt of any Tranche B Holder Repurchase Notice promptly following delivery of the same to Agent.

(b)           The right of Tranche B Holder to purchase Tranche A-1 pursuant to this Agreement is not, and shall not be deemed to be, conditioned upon or subject to a purchase of all or any part of Tranche A-2.

6.       Purchase of Tranche A-2 by Tranche B Holder.  (a) If a Purchase Option Trigger has occurred, the Tranche B Holder shall have the right, in its sole discretion, by written notice to the Agent (a “Tranche B Holder Repurchase Notice”), at any time after the occurrence of a Purchase Option Trigger and prior to the earliest to occur of (a) the cure of the Event of Default which gave rise to the Purchase Option Trigger, or (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the real property Collateral (each, a “Cut-off Date”), to purchase the Tranche A-2 Loan for the Tranche A-2 Purchase Price by delivering a Tranche B Holder Repurchase Notice in accordance with this paragraph prior to a Cut-off Date.  Upon the timely delivery of the Tranche B Holder Repurchase Notice to the other Lenders as hereinabove described, the Tranche A-2 Holder shall sell its interest in the Loan (free and clear of any participation interest therein) for the Tranche A-2 Purchase Price, on a date (the “Repurchase Date”) not less than five (5) Business Days nor more than ninety (90) days after the date of the Tranche B Holder Repurchase Notice; provided that, such Repurchase Date shall be set forth in the Tranche B Holder Repurchase Notice.  Unless the Tranche B Holder’s right to purchase the Tranche A-2 Loan has previously terminated, upon delivery of the Tranache B Holder Repurchase Notice, the Tranche B Holder shall have an obligation to purchase the Tranche A-2 Loan in accordance with the terms of this Agreement.  The Tranche A-2 Purchase Price shall be calculated by the Agent three (3) Business Days prior to the Repurchase Date (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined).  Agent shall give notice to Lenders of the receipt of any Tranche B Holder Repurchase Notice promptly following delivery of the same to Agent.

(b)           Notwithstanding any provision herein or in the Credit Agreement to the contrary, the Tranche A-2 Purchase Price shall not include, and Tranche B Holder shall not be required to pay, all or any part of the Exit Fee in connection with the purchase of Tranche A-2.

(c)           The right of Tranche B Holder to purchase Tranche A-2 pursuant to this Agreement is not, and shall not be deemed to be, conditioned upon or subject to a purchase of all or any part of Tranche A-1.

7.       Special Circumstances A-1 Control Right.  (a) In the event of the occurrence of an Event of Default by Borrower in its obligation to repay the Loan at its maturity or if any other Event of Default occurs for which the Loan is accelerated pursuant to the Credit Agreement (each, a “Control Trigger”), which Event of Default is not cured or waived by the Agent and/or Lenders in accordance with the terms of the Credit Agreement (it being understood that nothing herein shall be deemed to require any waiver or acceptance of cure of the same), and if, within one hundred twenty (120) days following its receipt of written notice from Agent of the occurrence of such Control Trigger (which notice shall also state that the Event of Default therein identified is a Control Trigger for purposes of this Agreement) (the “Special Circumstances A-1 Control Right Event of Default Notice”), the Tranche B Holder shall not elect to exercise its option to purchase the Tranche A-1 Loan pursuant to the provisions of Section 5 hereinabove (a “Negative Purchase Election”), then in such circumstance, notwithstanding any provision of the Credit Agreement to the contrary, in the event any decision, approval or consent of the Lenders or Requisite Lenders regarding the enforcement of the rights and remedies of the Lenders against the Borrower and/or the Collateral is required or requested pursuant to the Credit Agreement (but excluding for this purpose any decision, approval or consent relating to an amendment, termination, forgiveness, waiver, or ‘workout’ of the Loan, as to which the provisions of this Section 7 shall not apply and as to all of which the Tranche B Holder has and shall retain all control, rights, and remedies notwithstanding the occurrence of any Negative Purchase Election), Tranche B Holder shall, and shall be deemed to, ‘vote’ its consent or disapproval in the same fashion as iStar (in its capacity as Tranche A-1 Holder) on such decision; provided however, the provisions of this Section 7 shall not and are not intended to apply to, and the reference herein to Collateral shall not and shall not be deemed to include, the Recourse Guaranty or any decision pertaining to the Recourse Guaranty or the exercise of any rights or remedies thereunder, as to all of which the Tranche B Holder has and shall retain all control, rights, and remedies notwithstanding the occurrence of any Negative Purchase Election.  Neither the provisions of this Section 7 nor the occurrence of a Negative Purchase Election are, or are intended to, affect, limit or alter in any manner whatsoever the rights granted to the Tranche B Holder pursuant to Sections 5 and 6 of this Agreement, all of which shall nonetheless be and remain fully effective subject only to the terms thereof.  Notwithstanding any provision herein, in the Credit Agreement or in any other Loan Documents to the contrary, (x) the provisions of this Section 7 are solely for the benefit of iStar (as the Tranche A-1 Holder) and Behringer (as the Tranche B Holder) and shall not be enforceable by or against, nor convey any right or benefit upon any other person or entity and (y) iStar shall not have the right to assign, transfer, or convey, in whole or in part, directly or indirectly, the rights or benefits provided pursuant to this Section 7, all of which are personal to iStar in its capacity as the Tranche A-1 Holder.

(b)           Nothing in this Section 7 shall relieve Agent or Lenders from their respective obligations to comply with the provisions of the Credit Agreement pertaining to, or constitute a waiver by Tranche B Holder of, any rights of Tranche B Holder as a Lender pursuant to the Credit Agreement or otherwise to receive or request information and notices, be consulted and/or participate in decision-making for the Loan with Agent and/or the other Lenders (subject only to the provisions of Section 7(a)).

(c)           The provisions of this Section 7 are effective only as to the Tranche B Holder during any period that Behringer is the Tranche B Holder and shall no longer be effective or enforceable against the Tranche B Holder if Behringer (or an Affiliate of Behringer) is no longer the owner of Tranche B.

8.             Delivery of Certain Information.  Supplementing, and without limitation to, the rights of the Lenders pursuant to the Credit Agreement, Agent hereby agrees that Agent shall: (a) provide to the Lenders (1) at the written request of any Lender, a summary of the current status of principal and interest payments on the Loan, (2) copies of the Borrower’s current financial statements (monthly, quarterly and annually, as applicable, as provided in the Loan Documents) and any other financial statements or reports furnished under the Loan Documents, in each case, to the extent in the Agent’s possession, (3) current information, if any, as to the value of the Collateral, to the extent in the Agent’s possession, (4) agreements that govern the administration of the Loan by the Agent, (5) copies of any default or acceleration notices sent to the Borrower or Sponsor Guarantor with respect to the Loan and all material correspondence related thereto, and (b) provide to any Lender such other information with respect to the Borrower, the Loan and/or any Collateral therefore, reasonably requested by such Lender, to the extent in the Agent’s possession or control.

9.             Representations of the Parties.  The Lenders and Agent each represent and warrant to the other Lenders and Agent, as the case may be, that it is an entity of the type, and organized or formed, as applicable, and in good standing in the jurisdiction, identified in the signature block to this Agreement, the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the such party’s charter or any law or contractual restriction binding upon such party, and that this Agreement is the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

10.           No Creation of a Partnership or Exclusive Purchase Right.  Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between or among any Lenders and/or the Agent a partnership, association, joint venture or other entity.  No party hereto shall have any obligation whatsoever to offer to any other party hereto the opportunity to purchase notes or interests relating to any future loans originated by such party or any of its Affiliates, and if any party chooses to offer to any other party hereto the opportunity to purchase notes or any interests in any future mortgage loans originated by such party or its Affiliates, such offer shall be at such purchase price and interest rate as such party chooses, in its sole and absolute discretion.  No party hereto, by reason of this Agreement, shall have any obligation whatsoever to purchase from any other party hereto any notes or interests in any future loans originated by such other party or any of its Affiliates.

11.           Not a Security.  No Note shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

12.           Lender Disclosure.  The provisions of Section 9.23 of the Credit Agreement are incorporated into this Agreement as if fully set forth herein.

13.           Other Business Activities of the Lenders.  The Lenders acknowledge that any Lender may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Borrower (each, a “Borrower Related Party”), and receive payments on such other loans or extensions of credit to the Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

14.           No Fiduciary Duty.  No Lender shall owe any fiduciary duty to the Agent or any other Lender.  No Lender will have any liability to any other Lender or the Agent for any action taken, or for refraining from the taking of any action, pursuant to this Agreement, or the giving of any consent or for errors in judgment.

15.           No Pledge or Loan.  This Agreement shall not be deemed to represent a pledge of any interest in the Loan by any Lender to any other Lender, or a loan from any Lender to any other Lender.

16.           Governing Law; Waiver of Jury Trial.  THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE

STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.           Modifications.  This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto.

18.           Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including without limitation any additional Lenders which may acquire an interest in the Loan as an additional Tranche A-2 Holder (and Agent shall require, as a condition to any additional Tranche A-2 Holder acquiring such interest in the Loan and being entered as such in the Register, the execution of an acknowledgment, joinder and agreement to this Agreement by such additional Tranche A-2 Holder).  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto or a successor or assign of a party hereto.

19.           Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

20.           Captions.  The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

21.           Notices.  All notices required hereunder shall be given in the manner provided for the giving of notices pursuant to the Credit Agreement, addressed to the parties as provided on Exhibit B attached hereto and made a part hereof.  All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or the expiration of the fourth (4th) day following the date of mailing.

22.           Custody of Mortgage Loan Documents.  The originals of all of the Loan Documents (other than the Notes, each of which has been or is contemporaneously herewith being delivered to the related Lender and the Recourse Guaranty, which has been or is contemporaneously herewith being delivered to Behringer) will be held by the Agent on behalf of all of the Lenders, as custodial agent thereof.

23.           Statement of Intent. It is the intention of the parties hereto that, for purposes of federal income taxes, state and local income and franchise taxes and any other taxes imposed upon, measured by or based upon gross or net income, this Agreement shall be treated as beneficial ownership by the Lenders of their respective Notes, and not as a partnership, taxable mortgage pool or REMIC.  The terms of this Agreement shall be interpreted to further this intention of the parties.  The parties hereto agree that, unless otherwise required by appropriate tax authorities, no tax returns, reports or other forms shall be required to be filed on behalf of the arrangement represented by this Agreement.  Each Holder, by its acceptance of its interest herein, agrees, unless otherwise required by appropriate tax authorities, to file its own tax returns and reports in a manner consistent with such characterization.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Lenders and Agent has caused this Agreement to be duly executed as of the day and year first above written.

iStar Financial, Inc., a Maryland corporation, individually as a Tranche A-1 Holder and as the Agent

By:	/s/ Daniel Abrams
Name: Daniel Abrams
Title: Executive Vice President

Behringer Harvard RI Lender, LLC, a Delaware limited liability company, as Tranche B Holder

By:	/s/ Gerald J. Reihsen, III
Name: Gerald J. Reihsen, III
Title: Secretary

CSSF Master Fund, LP, a Texas limited partnership, as a Tranche A-2 Holder

By:	/s/ Warren W. Garden
Name: Warren W. Garden
Title: Authorized Agent

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.            Description of Mortgage Loan

Borrower:	Royal Island Bahamas Ltd., a Bahamian company, Royal Island Golf Club Bahamas Ltd., a Bahamian company, and RIBL US Borrower LLC, a Delaware limited liability company

Date of Loan:	December 20, 2007

Maximum Principal Amount of Loans In the Aggregate:	$60,000,000.00

Total Amount of Commitment for each Loan Tranche:	Tranche A-1: $10,000,000.00 Tranche A-2: $10,000,000.00 Tranche B: $40,000,000.00

Location of Real Property Collateral:	Commonwealth of The Bahamas

Maturity Date:	Subject to extension as provided pursuant to the Credit Agreement, one (1) year after the Closing Date of the Loan, or such earlier date as the Loans are prepaid in full or accelerated.

EXHIBIT B

Tranche A-1 Holder:

iStar Financial Inc.
1114 Avenue of the Americas, 39th Floor
New York, new York 10036
Attention: Chief Operating Officer
Facsimile No. 212-930-9494

With a copy to:
Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attention: Ann Marie Sink, Esq.
Facsimile No.: 312-902-1061

Tranche A-2 Holder:

CSSF Master Fund, LP
100 Crescent Court, Suite 475
Dallas, Texas 75201
Attention: Attn: J. Richard Rees
Facsimile No. (214) 871-6711

[exhibit continues on next page]

[Exhibit B continued]

Tranche B Holder:

Behringer Harvard RI Lender, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention: Jim Fant
Facsimile No. 214-655-1610

With a copy to: DLA Piper US LLP 1251 Avenue of the Americas New York, New York 10020 Attention: Koren Blair Facsimile: 212-884-8540